                       SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549

                                 SCHEDULE 14D-9
                                 (RULE 14d-101)

      SOLICITATION/ RECOMMENDATION STATEMENT UNDER SECTION 14(d)(4) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                (AMENDMENT NO. 1)

                                  PARAVANT INC.
                            -------------------------
                            (Name of Subject Company)

                                  PARAVANT INC.
                       ----------------------------------
                       (Name of Persons Filing Statement)

                    COMMON STOCK, PAR VALUE $0.015 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)

                                    699376109
                      -------------------------------------
                      (CUSIP Number of Class of Securities)

                                WILLIAM R. CRAVEN
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  PARAVANT INC.
                     89 HEADQUARTERS PLAZA NORTH, SUITE 1421
                          MORRISTOWN, NEW JERSEY 07960
                                 (973) 631-6190
--------------------------------------------------------------------------------
 (Name, address, and telephone numbers of person authorized to receive notices and communications on behalf of persons filing statement)

                                 WITH COPIES TO:

                               TOM MCALEAVEY, ESQ.
                              HOLLAND & KNIGHT LLP
                             200 SOUTH ORANGE AVENUE
                                   SUITE 2600
                             ORLANDO, FLORIDA 32801
                                 (407) 425-8500

[ ] Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

This Amendment No. 1 to Schedule 14D-9 amends and supplements the Solicitation/ Recommendation Statement on Schedule 14D-9 ("Schedule 14D-9") filed with the Securities and Exchange Commission (the "Commission") on October 28, 2002 by Paravant Inc. (the "Company"). The Schedule 14D-9 relates to the Offer by Prince Merger Corporation (the "Purchaser") to purchase all of the outstanding shares of common stock, par value $0.015, of the Company at a purchase price of $4.75 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 28, 2002 (the "Offer to Purchase") and in the related Letter of Transmittal, copies of which have been filed with the Schedule 14D-9 as Exhibits (a)(1) and
(a)(6), respectively. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Schedule 14D-9. Except as otherwise indicated, the information set forth in the original Schedule 14D-9 remains unchanged.

Item 9 of the Schedule 14D-9 is hereby amended and supplemented to include the following:

ITEM 9. EXHIBITS.

      Item 9 is hereby supplemented by adding the following additional exhibits:

EXHIBIT
NUMBER      DESCRIPTION
------      -----------
(a)(7)      Form of Letter to holders of options dated October 31, 2002.
(a)(8)      Form of Letter to holders of warrants dated November 4, 2002.

                                    SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

                               PARAVANT INC.


                                   By: /s/ William R. Craven
                                       ----------------------------------------
                                   Name: William R. Craven
                                   Title: President and Chief Executive Officer

Dated: November 6, 2002

                                  EXHIBIT INDEX

EXHIBIT
NUMBER      DESCRIPTION
------      -----------
(a)(7)      Form of Letter to holders of options dated October 31, 2002.
(a)(8)      Form of Letter to holders of warrants dated November 4, 2002.


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